UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

SCC ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALBUQUERQUE OFFICE

TWO PARK SQUARE

6565 AMERICAS PARKWAY NE STE 200

ALBUQUERQUE, NM 87110

WWW. SUNCALNM.COM

Westland Shareholders: A New, Better Purchase Offer Has Emerged!

YOUR “YES” VOTE IS ESSENTIAL TO RECEIVING $315 PER SHARE

AND PRESERVING THE ATRISCO HERITAGE FOREVER.

Dear Westland Shareholder:

SunCal Companies has recently submitted a proposal to acquire Westland Development Co., Inc., and the Atrisco Land Grant property. The Westland Board feels this proposal is superior to previous offers. You will be receiving a proxy statement in the coming days with details of our proposal and a mail-in ballot. As described below, our offer would provide shareholders a generous financial package and would forever preserve the Atrisco heritage, but you must vote “yes” again to realize these benefits.

Why Vote Yes?

1.	$315 per share; oil, gas and mineral revenues

2.	Atrisco heritage forever preserved

3.	Smart growth for Albuquerque’s west side

Before you vote on our proposal, we think it is important you know a little more about SunCal and the way we approach community development.

The SunCal Story

SunCal is a family-owned company with more than seven decades of development experience. The company’s founder Boris Elieff – a European immigrant – owned and headed the company from its inception in the 1930s until his passing in 1990. Since then, his sons have worked together with an expert staff to make the company the largest privately held community developer in the western United States.

SunCal’s proven ability to successfully develop large-scale communities is rooted in the principles of our founder, who set out to create a real estate company that is focused on creating distinctive communities that families love to call home. Today, SunCal adheres to these same principles, which – if we are selected by the Westland shareholders – would allow us to create an exceptional masterplan that would honor the centuries-old legacy of the Atrisco Land Grant heirs while benefiting the entire Albuquerque region.

Respecting the Land & Heritage

Your vote for SunCal’s comprehensive acquisition package is a vote for preserving and honoring the Atrisco Land Grant legacy. A major component of our offer is a long-term commitment to protect, preserve and champion the historic resources and heritage of the land.

To demonstrate this pledge, SunCal would contribute $1 million each year for the next 100 years to the Atrisco Heritage Foundation so that the significant cultural and historical resources of this property would be preserved for future generations. Projects could include museums, continuing education, cultural programs, daycare, private schools and scholarships. Atrisco heirs would hold a majority of the seats on the Foundation’s Board of Directors, which would have full control over how this money is spent. At closing, SunCal would pay the Foundation $2 million, representing the first two annual payments. This would allow the Foundation’s Board of Directors to begin implementing these programs at the dose of the sale.

Our Plans for the Land

When designing new communities, SunCal is committed to the concept of “Inclusive Planning,” which means we include the community, from local residents and stakeholders to elected officials, in the process of creating a vision for the future of a properly. We work hard to incorporate their input within the guidelines established by our fundamental planning principles. From this process our plan for the property would evolve.

What we do know is that the Albuquerque region has emerged as one of the country’s premier places to live, work and conduct business. It has a strong demographic and a burgeoning economy -and nearly all its growth is headed west. If SunCal is fortunate enough to be selected by the Westland shareholders, rest assured that we would work with the heirs of this land to create a shared vision for the Atrisco Land Grant property.

What This Means for You

A two-thirds vote from holders of both classes of Westland’s stock is required to approve the SunCal acquisition. Should this occur, each shareholder would receive $315 for each outstanding share. Additionally, prior to completion of the sale, you would also receive one share of Atrisco Oil & Gas, LLC, for every share of Westland you own. This new company would own 100 percent of the rights under Westland’s two existing oil and gas leases and a 50 percent interest in all future oil, gas and other other mineral rights of Westland. Funds from the sale of Westland shares and new shares in Atrisco Oil & Gas would be distributed shortly after the proposal’s approval.

Moving Forward

Our proposal to acquire Westland has begun what we hope will be a lasting commitment to the great people of New Mexico and the Atrisco Land Grant heirs. As you consider this offer, it is our hope that you will come to view SunCal as the right choice for you, not just based on our financial package, but also on our proven ability to create well-planed communities that respect their locale and bring benefits to their region. Again, your “yes” vote is essential to realizing this comprehensive offer. On behalf of all SunCal employees and our partners, thank you for your sincere consideration.

We’re always available to answer any questions you may have. Please call (888) 809-5211 or visit www.SunCalNM.com to learn more about SunCal and our commitment to the heirs of the Atrisco Land Grant.

Sincerely,

Bill Myers President SunCal New Mexico

SEC Notice

This letter does not constitute a solicitation by Westland or its board of directors or executive officers of any approval or action of its stockholders. Westland has filed with the SEC a definitive proxy statement and other relevant documents concerning the proposed transaction with SunCal. Westland’s shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the Web site maintained by the SEC, www.sec.gov. In addition, Westland’s shareholders and investors may obtain free copies of such documents filed with the SEC by contacting Robert Simon of Westland at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., 401 Coors Blvd., NW, Albuquerque, New Mexico 87121, Attention: Robert Simon.

Westland and its directors and executive officers and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, are contained in the definitive proxy statement.

How Do I Cast My Vote?

It’s easy. You will receive a proxy ballot through the mail in the coming days. Just fill it out and drop it in the mail. That’s the easiest way to ensure your voice will be heard. In order to realize the benefits of SunCal’s proposal, two-thirds of Westland shares must vote “yes.”

So please make sure to vots!

Your Vote is Your Voice!

Proxy ballots are being mailed to every shareholder during the month of September.

They contain detailed information about SunCal’s proposal and the acquisition process. Proxies must be received by November 4 to be counted. Voting through the mail is the easiest way to participate in the process. You can also vote at the Westland shareholder meeting on November 6, 10 a.m., at the Albuquerque Convention Center’s Kiva Auditorium.

Failing to cast a vote (abstaining) will result in a “no” vote for your shares.

Proxies must be received by November 4 to be counted, unless you plan to vote in person.

$315 per Share + Oil, Gas & Mineral Rights
Atrisco Heritage Preserved
Smart Growth for Albuquerque’s West Side

For more information or help filling out your proxy ballot,

please visit www.SunCalNM.com or call (888) 809-5211.

www.SunCalNM.com

Your Questions Answered

Do I need to vote again?

Yes. The blue proxy you previously submitted is no longer valid because SunCal submitted a more attractive proposal to acquire Westland before the final vote was held. You are now asked to vote on the SunCal offer.

Why should shareholders approve the sale of Westland Development Company?

Sale of the Westland Development Company would allow the Atrisco heirs to finally realize their family’s investment in this land, while permanently preserving its history through the Atrisco Heritage Foundation. The sale would also allow Albuquerque and Bernalillo County to grow westward in a well-planned fashion that would benefit the entire region. The Atrisco Land Grant played an integral role in defining Albuquerque; it now can play a major part in helping the region reach its great future potential.

If the SunCal proposal is approved, when would I receive payment for my outstanding shares?

Shortly after the proposal’s approval, shareholders would receive a letter from Mellon Bank (the same institution that mails the dividends) with instructions for returning your stock certificates and receiving your money.

What if I don’t vote?

An abstention counts as a “No” vote. If you want to see SunCal’s offer be approved, you must vote “Yes.”

How do you propose to honor the land’s Atrisco heritage?

If SunCal is fortunate enough to acquire Westland, we commit to working with the Atrisco Land Grant heirs to create ways to protect and celebrate the land’s heritage in our land plan, so future generations can retain the benefits of the area’s strong cultural and historic roots. Additionally, SunCal would contribute $1 million each year for the next 100 years to the Atrisco Heritage Foundation. Atrisco heirs would hold a majority of the seats on the Foundation’s Board of Directors, which would have full control over how the money is spent. Projects could include museums, continuing education, cultural programs, daycare, private schools, and scholarships.

What are your plans for the property should you acquire Westland?

If SunCal is fortunate enough to be selected by the Westland shareholders, we would actively seek input from the heirs and local community before we begin to create a plan for new development on the property. Through this process, our plan for the property would evolve.

What experience does SunCal have developing communities?

More than seven decades of commitment and experience have made SunCal Companies one of the leading developers of planned communities in the West. From large-scale masterplans like the Atrisco Land Grant to mixed-use infill and high-rise communities, SunCal creates places for living, working and recreation that reflect the unique fabric of each city. SunCal pledges to continue this tradition of excellence in New Mexico.

SunCal is based in California. Are you committed to the Albuquerque region and its residents?

Yes. SunCal is committed to becoming a long-term partner in Albuquerque’s future. Our corporate headquarters may be in California, but we have an Albuquerque office and our employees working on this project are local natives that live in town. As a principle, SunCal seeks out the best and brightest local employees and consultants, because nobody knows an area better than those who live there. And development of the Westland site could take several decades, so we look forward to becoming a lasting part of the greater Albuquerque community and an engine for future economic development.